Exhibit 99.1

News Release
For Immediate Release: August 5, 2015
H&R Block Bank Divestiture Transaction Receives Regulatory Approvals

•	Company expects to close its bank divestiture transaction with BofI Federal Bank (“BofI”) no later than September 30, 2015

•	Company expects that shortly after closing, H&R Block will cease to be regulated as a savings and loan holding company

•
Net, ongoing financial impact of transaction expected to dilute H&R Block earnings by approximately $0.08 to $0.10 per share annually beginning in fiscal year 2016. Additionally, one-time charges of approximately $0.02 to $0.03 per share expected to be incurred in fiscal year 2016. All per share amounts are based on current fully diluted shares outstanding

KANSAS CITY, Mo. - H&R Block, Inc. (NYSE: HRB), the world’s largest consumer tax services provider, today announced that H&R Block, H&R Block Bank and BofI have received regulatory approvals from the Office of the Comptroller of the Currency (OCC) and the Board of Governors of the Federal Reserve System (Federal Reserve) to proceed with the purchase and assumption agreement previously announced on April 10, 2014. Under the agreement, H&R Block Bank has agreed to sell certain assets and transfer certain liabilities, including all of its deposit liabilities, to BofI.

“We are very pleased that we were able to obtain approvals from the OCC and the Federal Reserve to proceed with this agreement,” said Bill Cobb, H&R Block’s president and chief executive officer. “Then, promptly after closing, we expect to receive approval from the Federal Reserve to deregister, and cease being regulated, as a savings and loan holding company. This transaction is another positive step in our multiyear efforts to exit noncore businesses and is in the best interests of our company and our shareholders. We’ve selected a great partner in BofI, and I’m confident that together we’ll continue to deliver best-in-class service and tremendous value for our clients.”

At the time of closing of the purchase and assumption transaction, the parties will enter into a program management agreement under which BofI will offer H&R Block-branded financial services products to our customers: Emerald Prepaid MasterCard®, Refund Transfers and Emerald Advance® lines of credit through H&R Block’s retail and digital channels. Material terms of the purchase and assumption agreement and the program management agreement have been agreed upon and were disclosed in Form 8-Ks filed with the Securities and Exchange Commission (SEC) on April 10, 2014 and today. The transaction is expected to close no later than September 30, 2015.

H&R Block expects the ongoing annual net financial impact to be dilutive by approximately $0.08 to $0.10 per share beginning in fiscal year 2016. The company also expects to incur one-time charges for transaction and related costs of approximately $0.02 to $0.03 per share in fiscal year 2016. All per share amounts are based on current fully diluted shares outstanding.

Additional information regarding this transaction, as well as amendments to the relevant agreements, are included in a Form 8-K filed today with the SEC. In addition to the information contained in the Form 8-K, please note the cautionary language and risks described in the paragraph under “Forward-Looking Statements” set forth below.

Conference Call
Discussion of the planned divestiture of H&R Block Bank and other related matters will occur during a conference call for analysts, institutional investors, and shareholders. The call is scheduled for 10:00 a.m. Eastern time on August 5, 2015. To access the call, please dial the number below approximately 10 minutes prior to the scheduled starting time:

U.S./Canada (888) 895-5260 or International (443) 842-7595
Conference ID: 94549461

A replay of the call will be available beginning at 12:00 p.m. Eastern time on August 5, 2015, and continuing until September 5, 2015, by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (International). The conference ID is 94549461.

About H&R Block
H&R Block, Inc. (NYSE: HRB) is the world’s largest consumer tax services provider. More than 680 million tax returns have been prepared worldwide by and through H&R Block since 1955. In fiscal 2015, H&R Block had annual revenues of nearly $3.1 billion with 24.2 million tax returns prepared worldwide. Tax return preparation services are provided by professional tax preparers in approximately 12,000 company-owned and franchise retail tax offices worldwide, and through H&R Block Tax Software products. H&R Block Bank provides affordable financial services products. For more information, visit the H&R Block Newsroom at http://newsroom.hrblock.com/.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” “targets,” “would,” “will,” “should,” “could” or “may” or other similar expressions. Forward-looking statements provide management’s current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, capital expenditures, dividends, liquidity, capital structure or other financial items, descriptions of management’s plans or objectives for future operations, products or services, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions, factors, or expectations, new information, data or methods, future events or other changes, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the company’s control and which are described in our Annual Report on Form 10-K for the fiscal year ended April 30, 2015 in the section entitled “Risk Factors,” as well as additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties. There can be no assurances regarding when or if the contemplated transactions will close or final regulatory steps will be completed, or the final terms and conditions of the various agreements involved with the bank divestiture transaction.

For Further Information
Investor Relations:    Colby Brown, (816) 854-4559, colby.brown@hrblock.com
Media Relations:    Gene King, (816) 854-4672, gene.king@hrblock.com